As filed with the Securities and Exchange Commission on March 4, 2019.

Registration No. 333-206310
Registration No. 333-155875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Retractable Technologies, Inc.

(Exact Name of registrant as specified in its charter)

Texas	75-2599762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 Lobo Lane
Little Elm, Texas	75068-5295
(Address of Principal Executive Offices)	(Zip Code)

Retractable Technologies, Inc. First Amended 2008 Stock Option Plan (the “Amended 2008 Plan”);

Retractable Technologies, Inc. 2008 Stock Option Plan (the “Original 2008 Plan”)

(Full title of the plans)

Douglas W. Cowan

Vice President and Chief Financial Officer

511 Lobo Lane

Little Elm, Texas 75068-5295

(Name and address of agent for service)

(972) 294-1010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY STATEMENT

Pursuant to Item 512(a)(3) of Regulation S-K, Retractable Technologies, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to withdraw and remove from registration the unsold securities under certain terminated plans previously registered by the Company pursuant to: 1) its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on August 12, 2015 (File No. 333-206310); and 2) its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on December 2, 2008 (File No. 333-155875) (together, the “Registration Statements”).  The Registration Statements registered up to 6,000,000 shares of the Company’s Common Stock, issuable upon the exercise of options granted or to be granted under the Amended 2008 Plan and the Original 2008 Plan.

This Post-Effective Amendment No. 1 hereby amends the Registration Statements to deregister all of the unsold securities registered under the Amended 2008 Plan and the Original 2008 Plan.  As a result of this deregistration, no securities remain registered for sale pursuant to those plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Elm, State of Texas, on March 4, 2019.

RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

BY:	/s/ Thomas J. Shaw
Thomas J. Shaw
Chairman, President, and Chief Executive Officer